TORNADO GOLD ACQUIRES OPTION FOR 53 ADDITIONAL CLAIMS AT JACK CREEK PROPERTY IN ELKO COUNTY

Reno, Nevada, August 7, 2006 - Tornado Gold International Corp. (OTCBB: TOGI), a mineral exploration company focused exclusively on identifying and defining large-scale gold deposits in Nevada, has acquired an option for 53 additional claims at the Jack Creek Property, Elko County, Nevada. The option was acquired from Gateway Gold (USA) Corp. through two of Tornado Gold’s directors, Earl Abbott and Stanley Keith, and is subject to the Area of Interest clause in the original Jack Creek agreement between the directors and Tornado Gold that the company announced in its October 3, 2005, news release. Tornado Gold has the option to earn a 50% undivided interest in the 53 claims through its expenditure on the claims of a total of $500,000 in various stages by March 1, 2007, 2008, and 2009. Thereafter, Tornado Gold and Gateway Gold could form a joint venture, but, if Gateway declines to participate at its 50% level, Tornado Gold could exercise its option to earn an additional 20% in the claims through its expenditure on the claims of an additional $500,000 in two equal stages on or before March 1, 2010, and 2011.

About Tornado Gold International Corp.

Tornado Gold International Corp. is a mineral exploration company focused exclusively on identifying and defining large scale gold deposits in Nevada. The Company is managed by an experienced team with demonstrated abilities in resource development. The Company has combined advanced technology with an exceptionally strong team to create a superior vehicle for large-scale gold discovery in Nevada.

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Tornado Gold International Corp. (the “Company”) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital to fund its current and proposed planning, exploratory, and drilling activities; (ii) the price of gold on the world markets; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under“Search for Company Filings.”

For more information, contact Andy Hay at 866-931-1694.